EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 Contact:  Tommy Fatjo - V.P.
---------------------                           (713) 956-1212
                                                Release #97-6

              TRANSAMERICAN WASTE INDUSTRIES, INC. SIGNS AGREEMENTS
                           TO ACQUIRE FOUR BUSINESSES

      Houston, Texas (June 25, 1997)... TransAmerican Waste Industries, Inc. (NASDAQ: WSTE) announced today that it has entered into a series of agreements to acquire four businesses surrounding three of its landfills in an effort to further integrate its solid waste operations and internalize additional waste streams into its landfills.

      In Louisiana, the Company entered definitive agreements with Waste Management, Inc. and The Omega One Company to acquire certain solid waste collection and transfer assets in Central Louisiana which will internalize waste into the Sabine Parish Landfill and LaSalle Parish Landfill currently operated by the Company.

      TransAmerican Waste also entered into a definitive agreement to purchase the stock of Boudin Waste and Recycling, Inc., a solid waste collection company based in Bay St. Louis, Mississippi. The acquisition will compliment the Company's Central Landfill located in Pearl River County, Mississippi.

      Additionally, TransAmerican Waste completed the purchase of Target Waste Industries, Inc., a commercial solid waste collection company based in Mobile, Alabama, which will allow the Company to internalize waste into the company operated Chastang Landfill.

      Cumulatively, these acquisitions will increase the Company's annual revenue by approximately $7,000,000 and will internalize approximately 350-400 tons per day of additional waste into the Company's landfills. Total consideration for the acquisitions is approximately $6,500,000 consisting of cash, stock, and debt. The closing of the transactions are expected to occur in August and are subject to normal closing contingencies. Upon completion of the acquisitions, TransAmerican Waste will have annualized revenue in excess of $40,000,000.

      TransAmerican Waste Industries, Inc. is an emerging solid waste management company engaged in the collection, transfer, and disposal of non-hazardous solid waste. Currently the Company has twelve operating locations in the Southern United States. The Company continues to pursue the privatization of municipal landfills and selected acquisition opportunities.